Exhibit 10.1

AMENDMENT TO INVESTMENT AGREEMENT

This Amendment to Investment Agreement is effective as of September 24, 2020 (the “Amendment”), and amends the Investment Agreement, dated as of August 26, 2020, by and between Nutanix, Inc., a Delaware corporation (the “Company”), and BCPE NUCLEON (DE) SPV, LP, a Delaware limited partnership (the “Purchaser”) (such agreement, the “Investment Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Investment Agreement.

RECITALS

WHEREAS, the Company entered into the Investment Agreement with the Purchaser relating to the issuance and sale to the Purchaser of $750,000,000 in an initial aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2026.

WHEREAS, pursuant to the Investment Agreement, the Purchaser is entitled to certain board nomination rights subject to terms and conditions set forth in the Investment Agreement.

WHEREAS, the Company and the Purchaser desire to amend the Investment Agreement to revise the Purchase’s board nomination rights as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendment. There shall be a new Section 4.07(g) following the end of Section 4.07(f) of the Investment Agreement read in its entirety as follows:

(g)  Notwithstanding anything to the contrary in subparagraph (a) above, the Bain Group shall not have a right to nominate (i) a second member to the Board of Directors at any annual shareholder meeting where a Bain Designee is up for re-election and, as of the record date, the Bain Group collectively Beneficially Owns a number of shares of Company Common Stock (calculated assuming an initial Conversion Price equal to $21.39) less than 9.09%, even if the Bain Group has otherwise met the Tier I Minimum Ownership Threshold, or (ii) any member to the Board of Directors at any annual shareholder meeting where a Bain Designee is up for re-election and, as of the record date, the Bain Group collectively Beneficially Owns a number of shares of Company Common Stock (calculated assuming an initial Conversion Price equal to $21.39) less than 4.0%, even if the Bain Group has otherwise met the Tier II Minimum Ownership Threshold.  In the event the nomination rights set forth in this Section 4.07 are deemed to violate Nasdaq Global Select Market listing requirements, the parties agree to renegotiate such provisions in good faith.  In the event that the Bain Group shall not be entitled to nominate a member to the Board of Directors as a result of the preceding sentence, but continues to meet the Tier I Minimum Ownership Threshold or Tier II Minimum Ownership Threshold, as applicable, the Purchaser may, in its sole discretion, appoint a Bain Designee as an observer to the Board of Directors, provided that in such case such observer may be excluded from any meeting of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee of the Board of Directors, in the sole discretion of such respective committee.  The Purchaser shall not have a right to appoint a Bain Designee as an observer to the Board of Directors pursuant to the preceding sentence during any such time as the Bain Group’s collective Beneficial Ownership of Company Common Stock is less than the Tier II Minimum Ownership Threshold or Tier I Minimum Ownership Threshold, as applicable.

2.    Miscellaneous.

(a)  Express Amendment.  Except as expressly amended hereby, all of the other terms, covenants and conditions of the Investment Agreement are unmodified by this Amendment, and shall remain in full force and effect and are hereby ratified and confirmed.

(b)  Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

(c)  Entire Agreement.  This Amendment and the Investment Agreement constitute the full and entire agreement between the parties with regard to the subject matter hereof.  If one or more provisions of this Amendment are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Amendment, (b) the balance of this Amendment shall be interpreted as if such provision were so excluded and (c) the balance of this Amendment shall be enforceable in accordance with its terms.

(d)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware..

(e)  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(f)  Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

(Signature pages follow)

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

NUTANIX, INC.

By:	/s/ Duston Williams
Name: Duston Williams
Title: Chief Financial Officer

[Signature Page to Amendment to the Investment Agreement]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.
BCPE NUCLEON (DE) SPV, LP

By: BCPE Nucleon (DE) SPV (GP), LLC,
its general partner

By: Bain Capital Fund XII, LP, its member

By: Bain Capital Partners XII, LLC, its general partner

By: Bain Capital Investors, LLC, its manager

By:	/s/ David Humphrey
Name: David Humphrey
Title: Authorized Signatory

[Signature Page to Amendment to the Investment Agreement]